Exhibit 99.1

CODE OF BUSINESS CONDUCT
OF GDS HOLDINGS LIMITED

Overview

The Code of Business Conduct of GDS (hereinafter referred to as “the Code”) applies to all directors, officers, executives and employees (hereinafter referred to as “employees” or “you”) of GDS Holdings Limited, its consolidated subsidiaries, consolidated Variable Interest Entities and other affiliated companies (hereinafter collectively referred to as “GDS” or the “company”), regardless of full-time, part-time or temporary (including the employees outsourced from the agency providing employment services or other entities).

GDS is committed to following the highest standard of code of business conduct for the business relationship between GDS employees, users, customers, suppliers, shareholders and other related parties, which means that we shall follow the highest standard of code of business conduct while complying with national laws and regulations. This Code defines the basic principles, important policies and procedures to be followed in business activities. GDS has full power to explain and elaborate all provisions herein.

It is the policy of GDS that any employee who violates this Code will be subject to discipline, which may include termination of employment. If your conduct as an employee of GDS does not comply with the law or with this Code, there may be serious, adverse consequences for both you and GDS.

Unless otherwise provided in the Code, the following terms shall be defined as follows:

•                  “Compliance Officer” refers to the head of GDS Internal Control and Compliance Department.

“Affiliated person” refers to:

1.              Lineal and collateral relatives by blood and relations by marriage (including the identity relations formed by adoption, each called “family member” respectively) of any employee, such as parents, brothers and sisters, cousins, brother-in law and sister-in-law; as well as lovers and persons with economic dependency or other stakes; or

2.              Any entity as follows: (a) Entity separately or jointly owned by the employee individual and/or its family members or other interested parties; (b) Entity with the employee individual, its family members or other interested parties as the director, executive or trustee; or (c) the affiliated company of the entity in (a)-(b).

“Own” herein refers to the equity with the voting right of no lower than 5% of the entity held by the shareholder, partner or member directly or indirectly (including but not limited to held on behalf) or other economic interest. “Affiliated company”, for any entity, means that another entity directly or directly controls the mentioned entity through one or more intermediate organizations or agencies, or is controlled by the entity, or is jointly controlled with the entity by others, including but not limited to the subsidiary and parent company of the entity or the other subsidiaries of the parent company of the entity. “Control” (including “being controlled” and “being jointly controlled”) refers to have the power to guide the management and policy of the entity through the shares with voting right, through the contract or other means.

•                  “Connected transaction” refers to any transaction or any series transactions between the company and/or its any subsidiary as one party and the employee and/or affiliated person as the other party.

•                  “Relevant policies and guidelines of GDS” refers to relevant policies and guidelines modified from time to time in Appendix 1 to the Code, as well as other polices and guidelines promulgated by GDS from time to time.

The Code contains general guidelines of GDS for business conduct and complies with the highest standard of the code of business ethics and applicable laws, regulations and rules. If the standard of this Code is higher than local business practice or applicable laws, regulations or rules, the former shall be prevail.

Bear our common responsibilities

Each GDS employee is liable for learning and understanding the policies contained in the Code. Ask any problem and propose any matter of business ethics concerned. The officer responsible for supervising implementation of the Code and other persons designated in the Code will solve your problems and provide guidance on how to comply with the code of conduct of GDS and how to report suspicious misconduct.

Our conduct shall reflect the GDS values, reflect the highest standard of business ethics, promote good work environment and maintain and improve good business reputation of “incorruptness and integrity” of GDS. For this purpose, GDS and all employees shall:

•                  Understand and promise to abide by the Code.

•                  Take the lead to comply with the provisions of the Code and implement the spirit and always act in correct manner, even though some alternatives are convenient or fast.

•                  Understand and act according to all policies, guidelines and procedures of GDS.

•                  Never place personal interests above GDS interests and never make use of the position in GDS or the information obtained from the position in GDS for the purposes unrelated to GDS.

•                  Perform work and business legally and rightfully.

•                  Provide necessary training or guidance for each team or department staff of GDS to ensure understanding of and compliance with the Code.

•                  Seek help, guidance or explanation from the supervisor, legal department, human resource department or the Compliance Officer in case of difficult business ethics or legal problems.

•                  Report immoral or illegal suspicious events to the Compliance Officer or other persons stipulated in the Code.

•                  Immediately take appropriate corrective measures after verification of any immoral or illegal accusal.

•                  Create a work environment encouraging frank, open and constructive communication and allow each employee to propose the problems, to provide recommendations and to report fault and error without fear of retribution.

I. EMPLOYEE AND WORK ENVIRONMENT

1. Mutual respect

GDS is committed to provide a work environment culturing honesty, integrity, mutual respect and trust and prohibits the use of offensive or abusive works and tricks in the workplace or external communication.

2. Employee privacy

GDS respects the privacy and dignity of all individuals, collects and preserves employee and employment related information, including medical and welfare information, and takes special measures to restrict the access of GDS employees to such information only for legal purposes. Employees who are responsible for collecting and preserving personal information and have access to such information shall not disclose such private information in violation of applicable laws or GDS policies. The emails and other documents stored in GDS server are the property of GDS and can be read by GDS.

3. Equal employment opportunity, non-discrimination and non-harassment

GDS is committed to providing equal employment opportunities and work environment for all employees and does not allow discrimination or harassment based on race, religion, sex, age, nationality, or other discrimination or harassment prohibited by laws and regulations.

4. Workplace safety

4.1. Workplace

GDS is committed to providing the employees with a safe and healthy work environment. Each employee is responsible for maintaining a safe and healthy work environment, including complying with safety and health regulations and reporting accidents, unsafe equipment, operations and environment. Any violence, intimidation and other relevant conducts are not allowed in GDS workplaces or other places related to work.

4.2 Alcoholic beverage and smoking

To respect non-smokers and protect personal health, GDS prohibits smoking in workplaces.

Except situations approved by GDS, the employees shall not drink alcohol or get drunk in GDS workplaces. Drinking is not allowed at lunchtime during work.

4.3 Illicit drugs

The employees shall not use or hold any illicit drug in GDS workplaces or activities.

5. No retaliation

You shall not retaliate any employee of GDS by means of your work, position and identity in GDS for any reason. You shall not retaliate any employee who may provide information or assistance in investigations or similar procedures for the actions considered as violations of applicable laws and regulations, the Code or any GDS policy. Retaliation of any employee is considered a serious violation of GDS policy, and GDS may give disciplinary sanction and even terminate labor relation to the extent permissible under applicable laws.

II. COMPLY WITH LAW AND ETHICS

In addition to the Code and GDS relevant policies and guidelines, each employee must comply with the applicable laws and regulations. The employees shall not have any theft, encroachment, fraudulent, dishonest and immoral behaviors or other similar behaviors or any behavior with material adverse effect on the reputation, fame or interest of GDS.

III. RESPONSIBILITIES TO GDS

GDS expects that you may spare no effort for GDS business and make the influential decisions on GDS with objective and independent standard.

1. Conflict of interest

Conflict of interest is formed when your personal interest affects in any way or event may superficially affect the interest of GDS or when you are difficult to objectively, impartially and effectively perform the work or responsibility assigned by GDS due to your action taken or interest enjoyed. GDS employees shall be engaged in GDS business honestly and morally, including disposal of actual or potential conflict of interest between personal and company businesses in a moral manner.

In case of uncertainty about conflict of interest under specific circumstances, you are responsible for consulting the Compliance Officer by sending an e-mail to ethics@gds-services.com or by calling the ethic hotline at +86 21 2033 0301 during the normal office hours (9:00 — 18:00, China Standard Time) Monday through Friday and fully disclosing all cases about conflict of interest to the Compliance Officer.

Some common actual or potential conflicts of interest are listed as follows:

1.1 Financial interest of other companies

Except the interests lower than 5% of the issued rights through open securities exchange market, the funds held directly or indirectly more than half of the economic interest or the shares held through trust of non-beneficiary or affiliated person,

1.              The employee or its affiliated person holds any right of any company competing with GDS;

2.              The employee or its affiliated person holds any right of any company with business transactions with GDS (such as GDS customer, partner, agent, reseller or supplier) or of any economic entity established or owned by any employee leaving GDS.

Each employee must strictly comply with the terms and conditions in the non-competition agreement or other similar agreements with GDS, if any.

1.2 Related party transaction

In case of possible occurrence of any potential related party transaction, you shall immediately give a prior written notice to the Compliance Officer and make detailed disclosure of possible related party transaction (except the case that you or your affiliated person purchase(s) the products not from another subsidiary of GDS where you are working at a fair price of market transaction) and GDS is entitled to further ask for the detailed and background information of the transaction. Related party transaction includes but is not limited to:

1.              The employee or its affiliated person provides the loans for, makes guaranteed loans for, obtains the loans from or obtains the loads under the assistance of any individual or agency having business transactions with GDS (such as GDS customer, partner, agent, reseller or supplier) (except reasonable transactions with the banks or other financial institutions);

2.              The employee or its affiliated person establishes the joint-venture/partnership enterprise, forms a partnership or participates in other business arrangements with GDS; or

3.              The employee or its affiliated person forms any form of business transaction with GDS, and/or promotes any affiliated person to form any form of business transaction with GDS, including but not limited to purchasing or selling the commodities, purchasing or selling the assets rather than commodities, providing or accepting the management services, labor services or agency services, leasing assets or equipment, providing assistance (including in cash or in kind), jointly researching and developing projects, signing the license agreement, gifting or reaching any non-monetary transaction, making the employee or its affiliated person become GDS customer, partner, agent, reseller or supplier or reaching any other transaction relationship or concealing the above situation to GDS.

Without the prior written approval from the Compliance Officer or company legal department, you may not participate in any purchase process, decision process or other similar processes involving your affiliated person, even though these process do not necessarily constitute the related party transaction stipulated in the Code.

1.3 External employment relationship or part-time activities

The employee or its affiliated person takes office in any company competing with GDS, any economic entity having business transaction with GDS or is associated with above-mentioned company or economic entity (including its affiliated party) in any manner (including but not limited to engaging in the part-time activities as a advisor, consultant, volunteer or other similar identifies or directly or indirectly participating in the specific project cooperation or affecting the specific project cooperation) or serves as its director and engages in other activities aiming to or reasonably expected to enhance the interest of the party involved.

GDS divides the common conflicts of interest as above into three categories of “prohibited”, “approved” and “reported”, as specifically shown in the Management Rules and Interpretation of Conflict of Interest of GDS Employees.

However, other forms of conflict of interest may exist in reality. You need to immediately consult, submit for approval or report the Compliance Officer of other possible, previous or existing conflict of interest. Conflict interest does not mean that this case will be prohibited. But if it should be prohibited as believed by the Compliance Officer, you should stop such behavior or take all possible measures to prevent such event.

2. Corporate opportunity

In case of opportunity to increase the company’s legitimate interests, the employee is liable for enhancing the commercial interests of GDS. If obtaining any business or investment opportunity through GDS company property or information or through your position in GDS (such as through GDS competitor or existing or potential customer, supplier or business collaborator), you shall not take part in such opportunity directly or indirectly through your affiliated person or make an investment before full disclosure to GDS and prior written approval from GDS. Such opportunity shall be first deemed as the investment opportunity of GDS.

3. Present, gift, recreation and other entertainments

Your business decision on behalf of GDS shall be made on the basis of independent, objective and independent judgment as well as maximum benefit of GDS, as shown in General Policies for Gifts.

3.1 Acceptance of present, gift, recreation and other entertainments

You or your affiliated person shall not, by means of your work, position or identity in GSD, ask for or accept any private interest or gift, including but not limited to kickback, bribery, private commission, tourism, share, bonus, loan below market price, material object, cash or cash equivalents (including consumer card/voucher, redemption, shopping card, redemption voucher, rechargeable card, transportation card, phone card, telephone charge rechargeable card or other rechargeable cards and value cards for use or consumption and other forms of valuable gift certificates or securities) and property interests, except some small non-cash promotional gifts conforming to local business practices obtained in business transactions, as shown in GDS Gift Handling Rule. Any employee violating the rule will be relieved from employment relationship.

The business etiquettes, social etiquettes and entertainment not conforming to local practices or excessively luxurious are strictly prohibited.

3.2 Provision of present, gift, recreation and other entertainments

You or your affiliated person is absolutely prohibited to provide or offer any private interest or gift, including but not limited to kickback, bribery, private commission, tourism, share, bonus, loan below market price, material object, cash or cash equivalents (including consumer card/voucher, redemption, shopping card, redemption voucher, rechargeable card, transportation card, phone card, telephone charge rechargeable card or other rechargeable cards and value cards for use or consumption and other forms of valuable gift certificates or securities) and property interests, except some small non-cash promotional gifts conforming to local business practices provided in business transactions. Any employee violating the regulations will be relieved from employment relationship.

The gift, repast, recreation and other entertainments, to be provided for a third party for the business of GDS, must be legal, reasonable and appropriate in specific cases and will not embarrass GDS, the supplier or the customer even if being disclosed to the public. You or your affiliated person shall not provide or express to provide the gifts or recreational activities beyond the symbolic value or beyond the general business etiquette related to local business practices. The expenses of gifts and recreational activities in the business activities shall be subject to proper budget, approval, document archiving and other processes.

GDS suppliers and customers may have the policies about present, gift and entertainment. You must act with prudence and shall not violate the policies of other companies about present, gift and entertainment.

Moreover, you or your affiliated person shall not give a gift or any valuable article to any government official, political party, political party official, cross-file, political party clerk or family members thereof on GDS related matters without prior written approval of the senior vice president of GDS in charge of government affairs or its authorized regional general manager.

To avoid violation of the Code, you are recommended to contact the Compliance Officer if you are uncertain about the compliance of collecting or providing any form of gift with the Code, as shown in Part 4 - Implementation of the Code.

4. Anti-corruption and anti-bribery laws

The company shall comply with the laws and regulations at the locality where its place of business locates. The Criminal Law of the People’s Republic of China and the Law Against Unfair Competition are of high effectiveness rating in regard to definitions and liability rules of bribery, bribe acceptance and commercial bribery.

In accordance with the Criminal Law of the People’s Republic of China (hereinafter referred to as the “Criminal Law”), providing the enterprise and national staff with a considerable amount of properties, any form of kickback and handling charges to seek illegitimate benefits is deemed as bribery. As stipulated in the Criminal Law, corporate personnel, if asking for or illegally accepting the property from others, seeking a considerable amount of interests for others or accepting any form of kickback and handling charges for itself making use of the job convenience, shall be punished as acceptance of bribery. The company and the person directly responsible will be held criminally liable for bribery and/or acceptance of bribery. Therefore, the employees must comply with the Criminal Law to avoid heavy losses to the company and individuals.

According to the Law Against Unfair Competition, no organization or individual may sell or purchase commodities through bribery by property or other means. Providing secret kickbacks for the organization or individual of the opposite party without normal accounting records is punished as bribery; accepting the secret kickback by the unit or individual of the opposite party without normal accounting records shall be punished as acceptance of bribery.

The Law Against Unfair Competition allows express discount or commission given to the intermediary in sales or purchase of commodities under the premise of truthful accounting. The employees must comply with the Law Against Unfair Competition, so as not to bring criminal and administrative punishments to the company and individuals.

In addition, the Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. The FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the company, including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive a prior written approval from the Compliance Officer and must be clearly and accurately reported as a business expense.

5. Fulfilment of job responsibilities

You must perform the job responsibilities according to GDS requirements and comply with the reasonable command of higher authorities and the employment agreement signed with GDS. You may not seek illegitimate benefits, regardless of practical property interest or potential competitive advantages, for yourself or affiliated person by making use of your power and job convenience from GDS (including but not limited to GDS website resources and customer resources).

To ensure the faithful fulfilment of job responsibilities, you may not engage in any form of part-time activities in the any company competing with GDS or any economic entity having business transaction with GDS (including but not limited to supplier, agent, customer and partner). Even though engaging in other part-time activities, you may not make use of various properties or resources of the company or cause adverse effect on your proper performance of job responsibilities in GDS.

6. Protection and proper use of assets

Each employee is responsible for protecting GDS assets, including tangible and intangible assets and shall ensure the effective utilization of these assets. Theft, negligence and waste may directly affect the profitability of GDS. You shall take measures to protect GDS assets from damage, theft or improper use, and shall return all GDS properties to GDS when leaving the company. You shall consult the articles in related employee manual to ensure acting in accordance with the provisions on protection and proper use of corporate assets.

7. Significant information disclosure

The policy of GDS is fair, accurate, timely and complete disclosure in all premises of GDS according to local applicable laws and regulations (including the rules of securities exchange when necessary). You shall comply with the guidelines formulated by GDS on (internal and external) information disclosure. Any employee seriously violating the regulations will be relieved from employment relationship.

You must accurately, loyally and timely complete all documents reasonably required by GDS, including personal information, accounting record, expenses, invoices, vouchers, traveling and expense report, declaration/approval/recording/ authorization information, business information and any other business records. You must ensure that all kinds of documents and information provided are accurate, complete and latest. GDS never allows any falsification in above documents and information.

When necessary, all documents must be duly authorized. You must record the financial activities of GDS according to applicable laws and accounting standards. False or misleading record of entries, records or documents, and misrepresentation or omission of material facts related to GDS financial or business activities are strictly prohibited.

You must provide accurate, complete, objective, related, timely and digestible information on financial reports and audit based on integrity and responsibility, reasonable and prudent attitude and diligence within the scope of capacity to avoid misrepresentation or omission of material facts. You shall also properly control all GDS assets and resources used. You may neither exert any fraudulent impact on or other interference with the certified public accountants auditing and checking the company’s financial reports, nor implement any behavior that may mislead GDS financial reports.

8. Business communication

All business records and communication shall be clear, true and accurate and may be disclosed due to litigation, government survey and media report. The employees shall try to avoid exaggerated, renderable and speculative words, legal conclusions and pejorative or qualitative comments to the others or the company. This requirement applies to all communications, including email, instant messaging and “informal” records or memos. The records shall be kept or destroyed according to paragraph 8 (record retention) in Article 3 herein and the record retention policy developed by GDS in the future.

9. Record retention

GDS is committed to complying with all laws and regulations on record retention. GDS policy is to systematically and regularly define, maintain, protect, destroy or keep all records of GDS. In no case shall GDS records be destroyed selectively. Please contact the Compliance Officer if you are informed of any suspicious behavior of other employees in terms of record retention.

Immediately contact the legal department if you’re informed of court summons, non-judged or possible litigation or government survey in the trial. Before being informed by the legal department of how to respond, you should keep and save all records possibly for response to suits, or related to litigation or survey and may not destroy or alter any such record held or controlled. You must take active measures for all related records (such as email and voice mail messages) that may be automatically destroyed or deleted without intervention to avoid destruction. Such records, if damaged even due to inadvertence, may seriously damage GDS benefits. For any question about whether a specific record is related to the occurrence or possible occurrence survey or litigation or whether it will be used for response to suits or which specific way shall be used to keep the record, you shall keep the record and consult the legal department.

You shall comply with GDS guidelines on how to deal with the survey or query of government and supervision organizations or law enforcement agencies.

10. Confidential information

As a general rule, all information related to GDS business shall be deemed as confidential information. You must strictly comply with the confidentiality agreement or non-disclosure agreement or other similar agreements signed when joining GDS.

You must:

•                  Not use such information for your personal interests and the interests of any person inside and outside of GDS;

•                  Not disclose such information to the person beyond GDS. For example, you shall neither discuss the information with your family members or in the business activities and social activities or in the public places such as taxi, public transport means, assembly room, elevator or restaurant, nor disclose such information via the Internet, including but not limited to microblog, WeChat, BBS, post bar, blog or chat room;

•                  You shall not disclose the confidential information to other GDS employees expect as otherwise required by the employees to performance the business responsibilities as GDS employees.

The confidentiality agreement or non-disclosure agreement is often used when GDS shall disclose confidential information to the supplier, consultant, joint venture partner or other related parties. The confidentiality agreement prompts that the person receiving the confidential information must keep such information confidential. If you expect to disclose the confidential information to any person rather than GDS employees in business transactions, you shall contact the legal department and discuss the necessity to sign the confidentiality or non-disclosure agreement.

Moreover, improper collection or use of the information on the competitor may make the employees and GDS bear criminal or civil responsibilities. You shall immediately consult the legal department if you’re uncertain about whether to collect or use any information on the competitor.

For any question about the confidential information, please contact the legal department. Meanwhile, you shall also comply with related guidance related to (internal and external) disclosure of company information developed by GSD from time to time.

11. Intellectual property

Intellectual property (including copyright, patent, trademark, domain name, website and business secret) is important property of GDS. You shall ensure protection and proper use of GDS intellectual property according to relevant policies and procedures of the company, and strictly comply with the terms and conditions in any applicable proprietary information and invention agreement or similar agreements signed with GDS. Without the consent of the company, you shall not disclose the confidential information involving and/or belonging to GDS in GDS intellectual property. For any question about the intellectual property, please contact the legal department.

11.1 Trademark

You shall only use GDS trademark for the matters related to GDS business according to GDS trademark guide and related procedures. You must notify the legal department of application, registration and use of GDS sign, name or trademark or the tortious event of GDS sign, name or trademark (including part of domain name or website).

11.2 Copyright

Production of the duplicate or derivative works based on the works with copyright without authorization violates applicable laws and GDS policy. The works without copyright statement, available for self-download and copy or belonging to open source software does not mean that it is not subject to copyright protection.

The computer software used by GDS obtains the usage license from other companies and is subject to copyright protection in most cases. The employee shall not produce, obtain or use unauthorized computer software.

Moreover, any article or picture from the network may not be exempted from copyright protection even without copyright statement. The employee shall not copy, obtain or use unauthorized article or picture at will. Contact the legal department for any problem about copyright.

11.3 Domain name and website (including general website and wireless website)

You shall only use GDS domain name and/or website for the matters related to GDS business according to GDS domain name guide and related procedures. You must notify the legal department of application, registration or use of GDS domain name and/or website (including part of domain name or website) constituting a tort.

11.4 Intellectual property of other parties

GDS policy is to respect the intellectual property of others and you shall not infringe with the intellectual property of others. You must properly use the name, trademark, sign, copyright work, data or software (including use on GDS website or other online and/or offline) of others according to applicable laws and related authorization of the intellectual property owner.

Consult the legal department for any question about authorization of permitting others to use GDS intellectual property or using the intellectual property of others.

12. Computer and communication resources

You must take all necessary measures to ensure the safety of your computer, computer password or voice mail password. If you are sure that the safety of your password or GDS computer or communication resources is damaged in any way for any reason, you must immediately change the password and report to the IT department.

All computer resources used for the whole computerized operation and network tie, as GDS properties, are available for GDS employees to engage in the company business. To the extent permitted by law, all emails, voice messages and personal documents stored in GDS computers are GDS properties and GDS has the right to unilaterally decide to review such documents or communication (including email and voice messages).

You shall not use GDS resources or transmit the comments, languages, images or other documents embarrassing the addressee or GDS in a destructive, offensive or illegal manner. Otherwise, GDS may give disciplinary sanction and even terminate labor contract to the extent permissible under applicable law.

13. Response to media and others

Except official spokesman of GDS, no employee shall make a speech to the media, communities or organizations with the identity of GDS representative or on GDS business issues without special authorization of GDS marketing department and shall make a speech to the financial community, securities analyst or shareholder without special authorization of GDS CFO. For all requirements for asking for GDS information, a referral shall be given to the marketing department or the investor relations department.

Meanwhile, you shall also comply with related guidance related to (internal and external) disclosure of company information developed by GSD from time to time.

14. Comply with GDS policy on signature and approval of authority

You must comply with GDS policy on signature and approval of authority, and shall not sign any contract or deploy any company resource without authorization according to the policy. Any employee’s violation of the policy is not binding on GDS.

15. Prohibition of insider trading

The company has an insider trading policy, which may be obtained from the Compliance Officer. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Employees are prohibited from trading in shares or other securities of the company while in possession of material, nonpublic information about the company. Prohibition on insider trading applies to members of the employees’ family and anyone else sharing the home of the employees. Therefore, employees must use discretion when discussing work with friends or family members as well as other employees. In addition, employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the company on the basis of material, nonpublic information. Employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the company, including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•                  Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

•                  Important new products or services;

•                  Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•                  Possible management changes or changes of control;

•                  Pending or contemplated public or private sales of debt or equity securities;

•                  Acquisition or loss of a significant customer or contract;

•                  Significant writeoffs;

•                  Initiation or settlement of significant litigation; and

•                  Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the company’s securities should be promptly brought to the attention of the Compliance Officer.

16. Public communications and prevention of selective disclosure

The company places a high value on its credibility and reputation in the community. What is written or said about the company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (e.g., media, analysts), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of marketsensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the company should be directed to the company’s investor relations department.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially marketmoving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under U.S. law and the penalties for violating the law are severe.

The following guidelines have been established to avoid improper selective disclosure. Every employee is required to follow these procedures:

•                  All contact by the company with investment analysts, the press and/or members of the media shall be made through the chief executive officer, chief financial officer or persons designated by them (collectively, the “Media Contacts”).

•                  Other than the Media Contacts, no officer, director or employee shall provide any potentially marketmoving information regarding the company or its business to any investment analyst or member of the press or media.

•                  All inquiries from persons such as industry analysts or members of the media about the company or its business should be directed to a Media Contact. All presentations to the investment community regarding the company will be made by us under the direction of a Media Contact.

•                  Other than the Media Contacts, any employee who is asked a question regarding the company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the company’s policies regarding selective disclosure.

IV. IMPLEMENTATION OF THE CODE

1. Responsibility

All GDS employees are responsible for giving play to the Code, but they are not helpless. With a vast amount of resources and personnel, GDS has developed related processes to answer the questions of employees and guide them to make decisions on complicated matters. The employees shall sign the statement of compliance with the Code.

2. Seek guidance

This Code cannot provide definite answers to all questions. For any question about any policy discussed in the Code or difficulty in making best decisions on how to act in specific circumstances, you shall seek guidance from your supervisor, Legal Department, HR Department, the Compliance Officer or other persons stipulated in the Code. For specific matters and corresponding contacts, see the table below.

You may contact the Compliance Officer by sending e-mail to ethics@gds-services.com or by calling the hotline at +86 21 2033 0301 during the normal office hours (9:00 — 18:00, China Standard Time) Monday through Friday, for compliance consultation, informing, approval and reporting. External persons may also contact or report to the Compliance Officer by sending e-mail to ethics@gds-services.com, as shown in the Whistle Blower Policy.

Classification	Matter	Contact party	Approach
Consultation	Whether there is conflict of interest	Compliance Officer	E-mail, hotline
Whether an activity constitutes competition with GDS
Providing or accepting gift, recreation or other entertainments
	Whether a specific record is related to the occurent or possible survey or litigation or whether it will be used for response to suits or which specific way shall be used to keep the record	Legal department	E-mail
Whether to collect or use the information on any competitor
On confidential information
On intellectual property
On copyright
Report	Immoral or illegal suspicious events	Compliance officer	E-mail, hotline
Suspicious act of other employees in record retention
Accounting items
	For GDS sign, name or trademark Application, registration or use and other torts without authorization	Legal department	E-mail
For GDS domain name and website Application, registration or use and other torts without authorization
Declaration	Possible occurrence of any potential connected transaction	Compliance officer	E-mail, hotline
	Informed of non-judged or possible litigation or government survey in the court summons and trail	Legal department	E-mail
Expect to disclose the confidential information to any external person in business transactions discuss the necessity to sign the confidentiality or non-disclosure agreement

3. Key principles

If the correct way of doing things is always direct and clear, we believe that you can make a correct judgment through above introduction. However, whether the things are correct or not is not always simple and clear in the realistic business world. Ask yourself the following problems first if you cannot judge which are “correct” things or it is difficult for you to act correctly:

•                  Does my behavior reflect the core business values of GDS?

•                  Does my behavior conform to the maximum benefit of GDS?

•                  Is my behavior legal?

•                  Will a person with high integrity guidelines do this?

•                  Am I willing to make my behavior public?

When the answer to any question is no, this behavior may not be correct.

4. Report of violation

If you are informed of or suspicious of any violation of relevant laws and regulations, this Code or GDS related policy, you shall immediately report to the Compliance Officer, as shown in the Whistle Blower Policy. The department responsible for survey will follow up within a reasonable time and explain the progress to you. The specific information on survey shall be strictly confidential, you can still understand whether the survey is in progress or has finished. Report to appropriate personnel rather than privately survey the ascertained or suspicious violation. GDS will directly contact you when necessary in the survey process. In any case, you shall keep confidential your information and do not discuss your problem with anyone else. GDS will cautiously deal with such information, only disclose it as required in dealing with relevant problems and make every effort to keep confidential your identity. Meanwhile, GDS will strictly punish attack and retaliation of truthful informer.

5. Complaints and concern on accounting events

GDS is committed to complying with all laws, regulations, accounting standards and internal accounting control systems. Each employee is responsible for timely reporting complaints or concerned matters on the accounting events, internal accounting control and audit matters (“accounting events”), as shown in the Whistle Blower Policy. GDS will cautiously deal with such information and only disclose it as required in dealing with relevant problems. The person complaining about or concerning on the accounting events for goodwill will not be revenged. The Compliance Officer may be complained on accounting events

6. Commandment of violation

This Code applies to the employees at all levels fairly and impartially.

GDS hopes to prevent violation of this Code and prevent illegal event after violation as far as possible. According to the applicable law, GDS has the right to survey any behavior in violation of this Code and other GDS policies and procedures. Any employee violating the Code and other GDS policies and procedures will be subject to disciplinary sanction and the ultimate disciplinary measures include relief or labor relation and civil or criminal prosecution. In addition, according to applicable law, the disciplinary sanction (the ultimate disciplinary measures include relief or labor relation and other disciplinary measures) also applies to the persons instigating, assisting or approving such violation or knowing such violation without timely report according to GDS policy, and the persons making false evidence or concealing the fact deliberately when GDS surveys the violation.

In case of deliberate violation of paragraph 4.1 (Workplace violence) in Article 1 or paragraph 1 (Conflict of interest), paragraph 3 (Present, gift, recreation and other entertainments), paragraph 4 (Performance of job responsibilities), paragraph 5 (Protection and proper use of assets), paragraph 6 (Significant information disclosure), paragraph 9 (Confidential information) and paragraph 10 (Intellectual property) in Article 3 or serious failure to comply with above terms, the employee will be relieved of labor relationship. Meanwhile, the company has the right to cancel all granted equity incentives and awards (if any) according to the employee equity incentive and award plan and/or the equity incentive and award agreement signed by the employee, buy back and/or confiscate all shares (if any) attributed due to equity incentives and awards and/or obtained from exercise of them, and confiscate and/or search for all earnings from sales of the shares involved in the equity incentives and awards.

7. Waivers of the Code

Waivers of this Code may be made only by the Board or the appropriate committee of the Board and will be promptly disclosed to the public as required by law or the rules of the Nasdaq.

Waivers of this Code will be granted on a case-bycase basis and only in extraordinary circumstances.

8. Non-created rights

As the statement of basic principle, key policy and procedures for GDS to standardize the company business, this Code, by no intention and by no means, creates any right for any employee, customer, supplier, competitor, shareholder or other persons or entities. Similarly, this Code is not a contract and this Code or any related information communicated to the employees before or after does not constitute any contract right. This Code may be modified from time to time and the updated version will be published on GDS intranet. You are responsible for keeping updated with and complying with the latest version of this Code. The notice of each update will be sent to each employee via the company’s e-mail system, bulletin, intranet or OA system.

9. Notes

GDS provides region-specific employee manuals. For matters not covered in the Code, the employees shall comply with more detailed provisions in these manuals.

It is the ultimate responsibility of each GDS employee to ensure that GDS complies with laws & regulations and highest ethics standards applicable for the company’s business. Please well know and strictly implement the laws and standards, highest ethics standards and related GDS policy and guidelines.

This Code is revised and promulgated in November 2015.